ADDENDUM TO

                         EXCLUSIVE DISTRIBUTION CONTRACT

         Addendum made and entered between the parties to the attached and incorporated Exclusive Distribution Contract dated May 5, 2000, between ProSource Software Co. and Kinship Systems, Inc., on this 30th day of October, 2000.

1.0 The Parties agree and confirm that the attached Agreement shall remain in full force and effect and shall be modified only as specifically set-out in this Addendum.

2.0      No revenue have been generated to date under the Agreement.

3.0 The prior owner of ProSource, Mr. Gregory Willits and associates, hereby acknowledges a complete and irrevocable reassignment and conveyance of the ProSource business technology and software from the undersigned Gregory Willits for himself and any affiliated parties to its prior owner Mr. Rudolf Limpert as of the date of this Addendum without additional consideration. Mr. Rudolf Limpert acknowledges and accepts such conveyance and holds harmless Gregory Willits and associates from all prior acts completed by them as owners of ProSource. Mr. Gregory Willits represents he has full and complete ownership and capacity to convey the foregoing interests for himself and any associated party.

4.0 The specific Exclusion Distribution Contract between ProSource and Kinship is fully accepted and affirmed between the undersigned current ProSource owner and Kinship with the following two amendments:

         4.1 The ProSource products will be made available to Kinship at a forty-five percent (45%) discount to the lowest retail price last employed by ProSource or the last employed or committed retail price by Kinship, whichever is lower.

         4.2 As of January 1, 2001, Kinship shall have the option to designate exclusive marketing rights in an additional fourteen (14) states within the United States of America.

         Done the day and date first above written.

Seller:                                              Buyer:

Gregory Willits                                      Rudolf Limpert


KINSHIP SYSTEMS, INC.


By:  /s/ Terry Deru

      -------------------
         Terry Deru
         Its President

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